POWER OF ATTORNEY

WHEREAS, Advisers Investment Trust, an Ohio business trust organized under the laws of the State of Ohio, periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the Trustee of the Trust.

NOW THEREFORE, Advisers Investment Trust hereby constitutes and appoints Michael V. Wible, Dina A. Tantra, and Troy A. Sheets, and each of them, its attorneys for it and in its name, place and stead, to execute and file any Amendment or Amendments to Advisers Investment Trust’s Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 16th day of March, 2016.

/s/ Daniel P. Houlihan
Daniel P. Houlihan
Trustee

STATE OF ILLINOIS	)
) ss:
COUNTY OF COOK	)

Before me, a Notary Public in and for said county and state, personally appeared the above named Daniel P. Houlihan, who acknowledged that he did sign the foregoing instrument and that the same is their free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal on this 16th day of March, 2016.

/s/ Stephanie Hemphill
Notary Public

My Commission Expires: 4/10/2016